Exhibit 99.3

HEARTWARE INTERNATIONAL, INC.
2012 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

HeartWare International, Inc., a Delaware corporation, (the “Company”) hereby grants to the holder listed below (“Holder”), an award of restricted stock units (the “RSUs”) pursuant to its 2012 Incentive Award Plan (as may be amended from time to time, the “Plan”). Each RSU represents the right to receive one (1) share of Common Stock (each, a “Share”) in accordance with the terms and conditions hereof if applicable vesting conditions are satisfied. This award of RSUs is subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings for purposes of this Agreement.

Holder:	[ ]

Grant Date:	[ ]

Total Number of RSUs:	[ ]

Vesting Commencement Date:	[ ]

Vesting Schedule:	Subject to Holder’s continued employment with or service to the Company or a Subsidiary as an Employee, Director or Consultant, the RSUs shall vest as follows:

[To be specified in individual agreements]

By electronically accepting this document or by signing below and sending a copy to the Secretary of the Company, Holder agrees to be bound by the terms and conditions of the Plan, this Grant Notice and the Agreement. Holder has reviewed this Grant Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby consents to electronic delivery of all notices or other information with respect to the RSUs or the Company and agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

HEARTWARE INTERNATIONAL, INC.:		HOLDER:

By:		By:

Print Name:		Print Name:

Title:

Address:	205 Newbury Street, Suite 101	Address:

Framingham, MA 01701

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, HeartWare International, Inc., a Delaware corporation (the “Company”), has granted to Holder an award of restricted stock units (the “RSUs”) under the Company’s 2012 Incentive Award Plan (the “Plan”).

ARTICLE I.

GENERAL

1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a)    “Cause” shall mean Holder’s: (i) material or persistent breach of his duties and responsibilities to the Company; (ii) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings Holder, the Board, the Company or any affiliate into disrepute; (iv) neglect of or negligent performance of Holder’s duties to the Company; (v) willful, unauthorized disclosure of material confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of Holder’s duties to the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of Holder’s duties to the Company; (vii) repeated failure to comply with the lawful directions of Holder’s immediate supervisor or the Board; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Company or any affiliate into disrepute. Notwithstanding the foregoing, Holder’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Administrator in its sole and exclusive judgment and discretion. Notwithstanding the foregoing, if Holder is a party to an employment or severance agreement with the Company or any Subsidiary in effect as of the date of Holder’s Termination of Service that defines “Misconduct” or “Cause” or a similar term, “Cause” for purposes of the Plan and such Award shall have the meaning given in the employment or severance agreement.

(b)    “Disability” shall mean Holder’s permanent inability, by reason of physical condition, mental illness or accident, to perform substantially all of the duties of the position in which Holder has been employed or appointed (as determined by the Administrator); provided, that Holder shall be deemed to have incurred a Disability if Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company; provided further, that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

1.2    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

TERMS AND CONDITIONS OF RSUS

2.1    Grant of RSUs. Upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to Holder an award of RSUs under the Plan in consideration of Holder’s past and/or future services and for other good and valuable consideration. In consideration of this grant of RSUs, Holder agrees to render faithful and efficient services to the Company or its Subsidiaries. Unless and until the RSUs have fully vested in the manner set forth in the Grant Notice, Holder will have no right to receive any Common Stock or other payment in respect of the RSUs.

2.2    Vesting of RSUs. The RSUs shall vest and become nonforfeitable, if at all, in accordance with the terms and conditions set forth in the Grant Notice. Unless otherwise provided in the Grant Notice, and subject to the terms and conditions of the Plan, the RSUs shall be fully vested and nonforfeitable upon Holder’s Termination of Service as a result of Holder’s death or Disability, or immediately prior to the effective time of a Change in Control or liquidation or dissolution of the Company.

2.3    Payment of RSUs. As soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.2 hereof, but in no event later than the fifteenth (15th) day of the third month following Holder’s first taxable year in which such vesting date occurs (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall, subject to Article III, deliver to Holder (or Holder’s permitted transferee, if applicable) a number of Shares equal to the number of RSUs subject to this award that fully vest on the applicable vesting date (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Administrator in its sole discretion). Notwithstanding the foregoing, if Shares cannot be issued within that timeframe pursuant to Section 13.4 of the Plan (or any successor provision thereto), the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can be issued in accordance with Section 409A.

2.4    Forfeiture and Termination of RSUs. If Holder experiences a Termination of Service prior to the applicable vesting date set forth in the Grant Notice, all RSUs that have not become vested on or prior to the date of Termination of Service (after taking into consideration any vesting that may occur in connection with the Termination of Service, if any) will thereupon be automatically forfeited by Holder without payment of any consideration therefor.

2.5    Conditions to Delivery of Shares. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 13.4 of the Plan (or any successor provision).

2.6    Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of the RSUs or any Shares underlying the RSUs unless and until such Shares shall have been issued by the Company and are held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15.2 of the Plan (or any successor provision).

ARTICLE III.

MISCELLANEOUS PROVISIONS

3.1    Tax Withholding. The Company shall have the authority and the right to deduct, to withhold, to require Holder to remit to the Company (including without limitation, as provided in the Grant Notice), or to require Holder to sell a whole number of Shares (or to sell Shares on Holder’s behalf) having a Fair Market Value approximately equal to, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder (if any) with respect to any taxable event arising in connection with the RSUs. The number of Shares that may be so deducted, withheld or sold shall be limited to the whole number of Shares that have a Fair Market Value on the date of deduction, withholding or sale approximately equal to the aggregate amount of liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Company shall not be obligated to deliver any new certificate representing Shares to Holder or Holder’s legal representative or to enter such Shares in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of Holder arising in connection with the RSUs or payments thereunder.

3.2    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement as provided in the Plan. All interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons.

3.3    Grant Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

3.4    Tax Consultation. Holder understands that Holder may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and any Shares issuable with respect thereto). Holder represents that Holder has had the opportunity to consult with any tax consultants Holder deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that Holder is not relying on the Company for any tax advice.

3.5    Holder’s Representations. Holder shall, if required by the Company, concurrently with the issuance of any securities hereunder, make such written representations as are deemed necessary or appropriate by the Administrator and/or the Company’s counsel.

3.6    Conformity to Securities Laws. Holder acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered in the discretion of the Administrator, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.8    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.9    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10    Section 409A. This Agreement shall be interpreted in accordance with the requirements of Section 409A of the Code. The Administrator may, in its discretion, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A of the Code or an available exemption therefrom, provided, however, that the Administrator shall have no obligation to take any such action(s) or to indemnify any person for failing to do so.

3.11    Limitation on Holder’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. Holder shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.12    Not a Contract of Service Relationship. Nothing in this Agreement, the Grant Notice or the Plan shall confer upon Holder any right to continue to serve as an Employee, Director, Consultant or other service provider of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

3.13    Adjustments. Holder acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 15 of the Plan (or any successor provision).

3.14    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Holder shall be addressed to Holder at Holder’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to this award or participation in the Plan by electronic means or to request Holder’s consent to participate in the Plan or to accept this award by electronic means.

3.15    Electronic Delivery of Documents. By electronically accepting or signing the Grant Notice, Holder

(a)    consents to the electronic delivery of this Agreement, all information with respect to the Plan and the RSUs, and any reports of the Company provided generally to the Company’s stockholders;

(b)    acknowledges that Holder may receive from the Company a paper copy of any documents delivered electronically at no cost to Holder by contacting the Company by telephone or in writing;

(c)    further acknowledges that Holder may revoke his or her consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and

(d)    further acknowledges that Holder understands that the he or she is not required to consent to electronic delivery of documents.

3.16    Personal Data. For the exclusive purpose of the Company’s implementation, administration and management of the RSUs, Holder, by execution of the Grant Notice, consents to the collection, receipt, use, retention and transfer, in electronic or other form, of Holder’s personal data by and among the Company and its third party vendors. Holder understands that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the RSUs and Holder expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). Holder understands that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Holder’s country. Holder understands that data will be held only as long as is necessary to implement, administer and manage the RSUs. Holder understands that he or she may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. Holder understands, however, that refusing or withdrawing this consent may affect Holder’s ability to accept an award of RSUs.

3.17    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

3.18    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.19    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.